Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
STANLEY, INC.
at
$37.50 NET PER SHARE
Pursuant to the Offer to Purchase dated May 20, 2010
by
CGI FAIRFAX CORPORATION
a wholly owned subsidiary of
CGI FEDERAL INC.
an indirect wholly owned subsidiary of
CGI GROUP INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 2010, UNLESS THE OFFER IS EXTENDED.

May 20, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 20, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by CGI Fairfax Corporation, a Delaware corporation (“CGI-Fairfax”) and a wholly owned subsidiary of CGI Federal Inc. (“CGI-US”), a Delaware corporation and an indirect wholly owned subsidiary of CGI Group Inc. (“CGI”), a corporation organized under the laws of the Province of Québec, Canada, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, Inc., a Delaware corporation (“Stanley”), at a purchase price of $37.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $37.50 per Share, net to you in cash, without interest and less any required withholding taxes upon the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made according to the Agreement and Plan of Merger, dated as of May 6, 2010 (the “Merger Agreement”), by and among CGI, CGI-US and CGI-Fairfax and Stanley under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, CGI-Fairfax will be merged with and into Stanley with Stanley surviving the merger as a wholly owned subsidiary of CGI-US (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by Stanley or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest, as set forth in the Merger Agreement and as described in the Offer to Purchase.

4. The Board of Directors of Stanley has unanimously: (i) deemed it advisable and in the best interests of the Stanley and its stockholders that Stanley enter into the Merger Agreement and consummate the Offer, Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Stanley and its stockholders, (iii) approved the form, terms and conditions of the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (iv) recommended that Stanley’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote their Shares in favor of adoption of the Merger Agreement.

5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, June 17, 2010, unless the Offer is extended by CGI-Fairfax. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if CGI-Fairfax has not accepted such Shares for payment by July 18, 2010, such Shares may be withdrawn at any time after that date until CGI-Fairfax accepts Shares for payment.

6. The Offer is subject to certain conditions described in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase.

7. Tendering shareholders who are registered shareholders or who tender their Shares directly to Computershare Investor Services Inc., the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on CGI-Fairfax’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
STANLEY, INC.
at
$37.50 NET PER SHARE
Pursuant to the Offer to Purchase dated May 20, 2010
by
CGI FAIRFAX CORPORATION
a wholly owned subsidiary of
CGI FEDERAL INC.
an indirect wholly owned subsidiary of
CGI GROUP INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 20, 2010, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by CGI Fairfax Corporation, a Delaware corporation (“CGI-Fairfax”) and a wholly owned subsidiary of CGI Federal Inc. (“CGI-US”), a Delaware corporation and an indirect wholly owned subsidiary of CGI Group Inc. (“CGI”), a corporation organized under the laws of the Province of Québec, Canada, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, Inc., a Delaware corporation, at a purchase price of $37.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to CGI-Fairfax the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:          SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:  , 2010

(Signature(s))

Please Print Name(s)

Address

Include Zip Code

Area Code and Telephone No.

Tax Identification or Social Security No.

3